Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in this Post–Effective Amendment No. 176 to the Registration Statement on Form N–1A of Fidelity Concord Street Trust: Fidelity SAI Japan Stock Index Fund, Fidelity SAI Canada Equity Index Fund, Fidelity SAI Global ex U.S. Low Volatility Index Fund of our reports dated December 13, 2024, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the year ended October 31, 2024. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 19, 2024